Results of Shareholder Votes

The Annual Meeting of Shareholders of the Fund was held on September 20, 2005. Common shareholders voted on the election of Trustees.

With regard to the election of the following Trustees by common shareholders of the Fund:

					# of Shares
				In Favor	Withheld

Matthew J. Applestein	15,020,573	280,811
Randall C. Barnes		15,020,973	280,411
Steven D. Cosler		15,020,473	280,911
Robert M. Hamje		15,020,988	280,396

The other trustees of the Fund whose terms did not expire in 2005 are Nicholas Dalmaso, L. Kent Moore, Ronald A. Nyberg and Ronald E.
Toupin, Jr.

Preferred shareholders voted on the election of Trustees.

With regard to the election of the following Trustees by preferred shareholders of the Fund:

					# of Shares
				In Favor	Withheld

Nicholas Dalmaso	         3,976	           0

The other Trustees of the Fund whose terms did not expire in 2005 are Matthew J. Applestein, Randall C. Barnes, Steven D. Cosler, Robert M. Hamje, L. Kent Moore, Ronald A. Nyberg, and Ronald E. Toupin, Jr.